ABLE TELCOM HOLDING CORP. AND SUBSIDIARIES
                        COMPUTATION OF PER SHARE EARNINGS




EXHIBIT 11     Computation of Per Share Earnings



                                         1996            1995           1994
                                                        ----            ----           ----
Net (Loss) income                     $  (5,910,248)   $ (281,166)   $  946,013
                                      ==============   ===========   ==========

Weighted average shares outstanding
   Primary  and fully diluted             8,361,458      8,283,668    7,736,122
                                      ==============    ===========  ==========

(Loss) income per share
   Primary and fully diluted          $        (.71)   $      (.03)  $     .12
                                               =====           =====       ====